Loan #2 Agreement

This loan agreement ("Loan Number 2") was entered between **Alpine Venture Associates, LLC** ("the Lender') and **Asia Growth Private Equity 1, Limited** ("the Borrower") on December 8th 2010 . The terms of the agreement were as follows:

Amount borrowed: $3,900 (Three Thousand Nine Hundred Dollars)

Interest rate: zero

Repayment date: December 8th , 2013 without any prepayment penalty

Purpose of loan: working capital and business expansion (USA Accounting $900, USA Audit $3,000)

Signed:

Edward James Hahn

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Asia Growth Private Equity 1, Limited

Edward James Hahn

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Alpine Venture Associates, LLC or Edward James Hahn